UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                               ---------------------------------
                                                         OMB APPROVAL
                                               ---------------------------------
                                               OMB Number:             3235-0145
                                               Expires:        December 31, 2005
                                               Estimated average burden
                                               hours per response.............11

                                  SCHEDULE 13D

                  Under the Securities and Exchange Act of 1934

                             (Amendment No.   3  )*

                                  DIACRIN, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    25243N103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                        Jeffrey B. Steinberg
                                        HealthCare Ventures LLC
                                        44 Nassau Street
                                        Princeton, New Jersey 08542
                                        (609) 430-3900
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                 August 21, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 25243N103                   13D                   Page 1 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HealthCare Ventures II, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 25243N103                   13D                   Page 2 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HealthCare Partners II, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 25243N103                   13D                   Page 3 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HealthCare Ventures III, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    0
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 25243N103                   13D                   Page 4 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HealthCare Partners III, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
    SHARES
_________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          0

               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 25243N103                   13D                   Page 5 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HealthCare Ventures IV, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 25243N103                   13D                   Page 6 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HealthCare Partners IV, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 25243N103                   13D                   Page 7 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        James H. Cavanaugh, Ph.D.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 25243N103                   13D                   Page 8 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Harold R. Werner
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 25243N103                   13D                   Page 9 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        William Crouse
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 25243N103                   13D                   Page 10 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        John W. Littlechild
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

        N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF     0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY      0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


        0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


        IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 25243N103                   13D                   Page 11 of 11 Pages

________________________________________________________________________________
Item 1.  Security and Issuer.

                  This statement relates to the common stock, $.01 par value each ("Common Stock") of Diacrin, Inc. (the "Issuer"). The address of the Issuer's principal executive office is Building 96, 13th Street, Charlestown, MA 02120.

________________________________________________________________________________
Item 2.  Identity and Background.

                  (a) The name of the reporting persons are HealthCare Ventures II, L.P. ("HCVII"), HealthCare Partners II, L.P. ("HCPII"), HealthCare Ventures III, L.P. ("HCVIII"), HealthCare Partners III, L.P. ("HCPIII"), HealthCare Ventures IV, L.P. ("HCVIV"), HealthCare Partners IV, L.P. ("HCPIV"), Dr. Cavanaugh and Messrs. Werner, Crouse, and Littlechild (HCVII, HCPII, HCVIII, HCPIII, HCVIV, HCPIV, Dr. Cavanaugh and Messrs. Werner, Crouse and Littlechild are hereafter sometimes hereinafter referred to as the "Reporting Persons"). A copy of their agreement in writing to file this statement on behalf of each of them is attached hereto as Exhibit A. HCVII, HCPII, HCVIII and HCPIII, HCVIV and HCPIV are limited partnerships organized and existing under the laws of the State of Delaware. HCPII is the General Partner of HCVII, HCPIII is the General Partner of HCVIII and HCPIV is the General Partner of HCVIV. Dr. Cavanaugh and Messrs.Werner, Crouse and Littlechild are the general partners of HCPII, HCPIII and HCPIV.


                  (b) The business address for HCVII, HCPII, HCVIII, HCPIII, HCVIV and HCPIV, Dr. Cavanaugh and, Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Mr. Littlechild is One Kendall Square, Building 300, Cambridge, Massachusetts 02339.

                  (c) Each of Dr. Cavanaugh and Messrs. Werner, Crouse and Littlechild are general partners of various venture capital investment funds. The address for Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542 and the address for Mr. Littlechild is One Kendall square, Building 300, Cambridge, MA 02339.

                  (d) Not Applicable.

________________________________
1 Dr. Cavanaugh and Messrs Werner, Littlechild and Crouse are the general partners of HCPII, HCPIII and HCPIV, the General Partners of HCVII, HCVIII and HCVIV, the record holders of the Issuer's securities.

                  (e) Not Applicable.

                  (f) Dr. Cavanaugh and Messrs. Werner, Crouse and Littlechild are each individuals who are citizens of the United States.

________________________________________________________________________________
Item 3. Source and Amount of Funds or Other Consideration.

                  Not Applicable

________________________________________________________________________________
Item 4.  Purpose of Transaction.

         (a) Not Applicable.

         (b) On August 22, 2003, the Issuer and GenVec, Inc. ("GenVec")consummated a merger pursuant to which the Issuer merged with and into GenVec (the "Merger"). In connection with the terms of the Merger, each share of the Issuer's Common Stock was exchanged for
         1.5292 shares of GenVec's common stock in a tax-free transaction. On August 22, 2003, the Issuer ceased to have independent existence as a reporting person under the Securities and Exchange Act of 1934 and the Reporting Persons no longer own any shares of Common Stock of the Issuer.

         (c) Not Applicable.

         (d) Not Applicable.

         (e) Not Applicable.

         (f) Not Applicable.

         (g) Not Applicable.

         (h) Not Applicable.

         (i) Not Applicable.

         (j) Not Applicable.

________________________________________________________________________________
Item 5.  Interest in Securities of the Issuer.

         (a) The Reporting Persons do not own any shares of the Common Stock of the Issuer. (b) Not Applicable. (c) On August 22, 2003, the 3,196,385 shares of Common Stock of the Issuer owned by HCVII were converted into 4,887,912 shares of Common Stock of GenVec. On August 22, 2003, the 994,078 shares of Common Stock of the Issuer owned by HCVIII were converted into 1,520,144 shares of the Common Stock of GenVec. On August 22, 2003, the 291,922 shares of Common Stock of the Issuer owned by HCVIV were converted into 446,407 shares of Common Stock of GenVec.

         (d) Not Applicable.

         (e) The Reporting Persons ceased to be the beneficial owner of more than five percent of the class of securities on August 22, 2003.

________________________________________________________________________________
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         Not Applicable.
________________________________________________________________________________
Item 7. Material to be Filed as Exhibits.

         Exhibit A - Joint Filing Agreement.

________________________________________________________________________________

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 21, 2003                   HealthCare Ventures II, L.P.,
        Princeton, New Jersey                by its General Partner,
                                          HealthCare Partners II, L.P.

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Partners II, L.P.
        Princeton, New Jersey

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Ventures III, L.P.,
        Princeton, New Jersey                by its General Partner,
                                          HealthCare Partners III, L.P.

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Partners III, L.P.
        Princeton, New Jersey

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Ventures IV, L.P.,
        Princeton, New Jersey                by its General Partner,
                                          HealthCare Partners IV, L.P.

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Partners IV, L.P.
        Princeton, New Jersey

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey        -------------------------------------------
                                     James H. Cavanaugh, Ph.D.

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey        -------------------------------------------
                                     Harold R. Werner

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey        -------------------------------------------
                                     William Crouse

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Cambridge, Massachusetts     -------------------------------------------
                                     John W. Littlechild

                                   EXHIBIT A

                                   AGREEMENT

                          JOINT FILING OF SCHEDULE 13D

         The undersigned hereby consent to the joint filing by any of them of a Statement on Schedule 13D and any amendments thereto, whether heretofore or hereafter filed, relating to the securities of Diacrin, Inc., and affirm that this Schedule 13D is being filed on behalf of each of the undersigned.

Dated:  August 21, 2003                   HealthCare Ventures II, L.P.,
        Princeton, New Jersey                by its General Partner,
                                          HealthCare Partners II, L.P.

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Partners II, L.P.
        Princeton, New Jersey

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Ventures III, L.P.,
        Princeton, New Jersey                by its General Partner,
                                          HealthCare Partners III, L.P.

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Partners III, L.P.
        Princeton, New Jersey

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Ventures IV, L.P.,
        Princeton, New Jersey                by its General Partner,
                                          HealthCare Partners IV, L.P.

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner

Dated:  August 21, 2003                   HealthCare Partners IV, L.P.
        Princeton, New Jersey

                                 By: S/Jeffrey Steinberg, Administrative Partner
                                     -------------------------------------------
                                     Administrative Partner


Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey        -------------------------------------------
                                     James H. Cavanaugh, Ph.D.

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey        -------------------------------------------
                                     Harold R. Werner

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey        -------------------------------------------
                                     William Crouse

Dated:  August 21, 2003          By: S/Jeffrey Steinberg, Attorney-in-Fact
        Cambridge, Massachusetts     -------------------------------------------
                                     John W. Littlechild

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).